EXHIBIT 99.1

Tiptree Inc. Announces Appointment of Dominique Mielle to Board of Directors
New York --(BUSINESS WIRE)-- Tiptree Inc. (NASDAQ: TIPT) today announced the appointment of Dominique Mielle to Tiptree’s Board of Directors, Audit Committee and its Compensation, Nominating and Governance Committee, on January 23, 2020. With the appointment of Ms. Mielle, Tiptree’s Board will increase to seven directors.
“We are pleased and extremely fortunate to welcome Dominique to the Tiptree Board of Directors,” said Michael Barnes, Tiptree’s Executive Chairman. “Dominique is a proven leader with experience across a diverse set of industries, and we are confident she will provide valuable strategic perspectives as we continue to execute on our growth plans.”
Ms. Mielle was a partner and senior portfolio manager at Canyon Partners, where she worked from 1998 to 2017, focusing on the transportation, technology, retail and consumer products sectors, corporate and municipal bond securitizations and leading Canyon’s collateralized loan obligations business. She was named one of the Top 50 Women in Hedge Funds by Ernst & Young in 2017. Prior to joining Canyon in 1998, Ms. Mielle worked at Libra Investments, Lehman Brothers and Credit Lyonnais. Since April 2019, Ms. Mielle has been a director of PG&E Corporation and Pacific Gas and Electric Company, where she is the chair of the audit committee. Since 2018, she has been a director of Anworth Mortgage Asset Corporation, a mortgage REIT investment firm, where she is the chair of the compensation committee and serves on the audit and compensation, nominating and corporate governance committees. Ms. Mielle also has been a director of Studio City International since 2018, where she is the chair of the nominating and corporate governance committee and serves on the compensation and audit and risk committees. Ms. Mielle graduated with an M.B.A. (Finance) from Stanford University and a Master in Management degree from Ecole des Hautes Etudes Commerciales in France (HEC Paris).

About Tiptree
Tiptree Inc. (NASDAQ: TIPT) is a holding company that combines insurance operations with investment management capabilities. The Company’s principal operating subsidiary is a leading provider of specialty insurance products and related services, including credit protection, warranty, and programs which underwrite niche personal and commercial lines of insurance. The Company also allocates capital across a broad spectrum of investments, which is referred to as Tiptree Capital. Today, Tiptree Capital consists of asset management operations, mortgage operations and other investments. For more information, please visit www.tiptreeinc.com.
Tiptree Inc.
Investor Relations, 212-446-1400
ir@tiptreeinc.com